EXHIBIT 21

SUBSIDIARIES

Global Energy Development Ltd.
Global Energy Development PLC (85% Owned)
Global Energy Management Resources Inc.
Gulf Energy Management Company
Harken de Colombia, Ltd.
Harken de Panama Holdings Ltd.
Harken de Panama Limited
Harken de Peru Holdings, Ltd.
Harken del Peru Limitada
Harken Energy West Texas, Inc.
Harken Exploration Company
Harken Gulf Exploration Company
Harken Operating Company, Inc.
International Business Associates, Ltd.
International Business Associates Holding Co., Ltd.
South Coast Exploration Company
Xplor Energy Holding Company
Xplor Energy, Inc.
Xplor Energy Operating Company
Xplor Energy Spv-1, Inc.